EXHIBIT 23.9

                    CONSENT OF SCHWARTZ LEVITSKY FELDMAN LLP


The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated December 9, 2003 except for note 11 which is as of June 29, 2004 on the consolidated financial statements of Yukon Gold Corporation, Inc. for the year ended April 30, 2003 and to the use of our name and the use of our opinion dated December 9, 2003 on the financial statements of Yukon Gold Corp. for the year ended April 30, 2003 included in Amendment No. 2 to the registration statement being filed by Yukon Gold Corporation, Inc.

                                            /s/ SCHWARTZ  LEVITSKY  FELDMAN  LLP
Toronto, Ontario
June 29, 2004                                              Chartered Accountants